UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8 - K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 24, 2003 (November 21, 2003)

NATIONAL STEEL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-983	25-0687210
(Commission File Number)	(IRS Employer Identification No.)

4100 Edison Lakes Parkway, Mishawaka, IN	46545-3440
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	574-273-7000

ITEM 7.                 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 99.1                             Combined Monthly Operating Report for the month ended October 31, 2003.

ITEM 9.                 REGULATION FD DISCLOSURE

As previously disclosed, on March 6, 2002 National Steel Corporation (the “Company”) and forty-one of its domestic subsidiaries (collectively “the Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the “Court”).  Certain majority owned subsidiaries of the Company have been excluded from the Chapter 11 filings.  The case was assigned to the Hon. John H. Squires and is being jointly administered under case number 02-08699.

On April 21, 2003, the Court approved a motion to sell substantially all of our assets to United States Steel Corporation (“USS”).  Closing was completed on May 20, 2003.  On August 20, 2003, the Debtors filed with the Court a Disclosure Statement with Respect to First Amended Joint Plan of Liquidation of National Steel Corporation and its Affiliated Debtors and Debtors in Possession (the “Plan”) (the “Disclosure Statement”).  On August 20, 2003, the Court issued an order approving the Disclosure Statement and solicitation procedures with respect to the Plan.  On October 23, 2003, the Court confirmed the Plan.  The Plan contemplates that all remaining assets will be disposed of, all cash proceeds (net of expenses) will be distributed to creditors, and that all administrative tasks required to complete the wind-down of the debtors’ estates and their ultimate dissolution would be completed.  In addition to providing for these things, the Plan sets forth how net cash proceeds available for distribution to various creditor constituencies will be allocated and paid.  There will not be a recovery by our stockholders.

On November 21, 2003 the Debtors filed with the Court their required combined monthly operating report for the month ended October 31, 2003 (the “Operating Report”) in a form prescribed by the office of the United States Trustee of the Department of Justice for the Northern District of Illinois, Eastern Division (the “Trustee”).  This format does not contain all of the disclosures required by generally accepted accounting principles or by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any other prescribed form or format other than that prescribed by the Trustee.  The Company cautions readers not to place undue reliance upon the information contained in the Operating Report.  The information in the Operating Report, which has not been audited, may not be indicative of the Company’s financial statements in reports that would be required to be filed pursuant to the Exchange Act.  Exhibit 99.1 to this Current Report on Form 8-K contains the text of the Operating Report.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL STEEL CORPORATION

Date: November 24, 2003	By:	/s/ Kirk A. Sobecki
Kirk A. Sobecki
President